EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-33487, 333-105833, 333-161592, and 333-205434) of Barrett Business Services, Inc. of our report dated May 25, 2016, relating to the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows of Barrett Business Services, Inc. for the year ended December 31, 2015 appearing in this Annual Report on Form 10-K of Barrett Business Services, Inc. for the year ended December 31, 2017.

/s/ Moss Adams LLP

Portland, Oregon

March 6, 2018